EXHIBIT 99.1

October 9, 2013

Board of Directors

Sport Chalet, Inc.

One Sport Chalet Drive

La Canada, CA 91011

It has been my pleasure and privilege to have served as a member of the Board of Directors of Sport Chalet, Inc. and to have participated in the decisions supporting the growth of the company founded by my parents.

It is with regret that I inform you that, by this letter, I hereby resign as a member of the Board of Directors (and all Board committees on which I serve) upon the close of business on October 9, 2013.

I wish you and Sport Chalet a bright future and I will follow the Company's developments with great interest.

Sincerely,

Eric S. Olberz